EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
                     FROM CONTINUING OPERATIONS TO FIXED CHARGES
                                     (Unaudited)

                       Eli Lilly and Company and Subsidiaries
                                (Dollars in Millions)

                         Nine Months
                            Ended
                         September 30,    Years Ended December 31,
                         ------------     ---------------------------------
                            1996      1995       1994     1993     1992      1991
                            ----      ----       ----     ----     ----      ----
 Consolidated
  Pretax Income from
  Continuing Operations
  before Accounting
  Changes .........       $1,548.5  $1,765.6  $1,698.6  $  662.8  $1,193.5  $1,626.3

 Interest from Continuing
    Operations ........      247.6     324.6     129.2      96.1     108.4      87.1

 Less Interest
    Capitalized during the
    Period from Continuing
    Operations .......       (28.1)    (38.3)    (25.4)    (25.5)    (35.2)    (48.1)
                              -----     -----    -----     -----     -----
 Earnings ...........     $1,768.0  $2,051.9  $1,802.4   $733.4   $1,266.7  $1,665.3
                           =======   =======   =======    =====    =======   =======

 Fixed Charges(1)....     $  251.1  $  324.6  $  129.2   $ 96.1   $  108.4  $   87.1
                            =======   =======   =======    =====    =======   =======
 Ratio of Earnings to
    Fixed Charges ....         7.0       6.3      14.0       7.6      11.7      19.1
                               ===       ===      ====       ===      ====      ====

(1) Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.
